Exhibit 3.7

                           CERTIFICATE OF DESIGNATION

     Angelo Tullo certifies that he is the President and DeVal Johnson is the Secretary of YP.Net, Inc., a Nevada corporation (hereinafter referred to as the "Corporation") and that pursuant to the Corporation's Certificate of Incorporation, as amended, and Section 78.1955 of the Nevada General Corporation Law, the Board of Directors of the Corporation adopted the following resolutions effective on May 31, 2002, and that none of the shares of Series E Convertible Preferred Stock referred to in this Certificate of Designation have been issued.

________________________________________________________________________________

          A.     Creation  of  Series  E  Convertible  Preferred  Stock
                 ------------------------------------------------------

     There is hereby created a series of preferred stock consisting of 200,000 shares, par value $0.001 and designated as the Series E Convertible Preferred Stock ("Preferred Stock"), having the voting powers, preferences, relative, participating, limitations, qualifications, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

          B.     Dividends.
                 ---------

          (a) The holders of outstanding shares of Series E Convertible Preferred Stock shall be equally entitled to receive preferential dividends in cash out of any funds of the Corporation legally available at the time for declaration of dividends, at the dividend rates applicable to each such series, as set forth herein, before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class of stock presently authorized or to be authorized (the Common Stock, and such other stock being hereinafter collectively the "Junior Stock") as follows:
Series E Convertible Preferred Stock shall receive dividends at the rate of 5% per annum on the liquidation preference per share, payable each March 31, June 30, September 30 and December 31, commencing with the first such date following the issuance of such stock. Dividends shall accumulate from the date of issuance, until the first payment date, at which time all accumulated dividends and dividends from the date of issuance shall be paid if funds are legally available at such time. If funds are not legally available at such time, dividends shall continue to accumulate until they can be paid from legally available funds.

          (b) The dividends on the Series E Convertible Preferred Stock at the rate provided above shall be cumulative whether or not earned so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series E Convertible Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the quarterly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series E Convertible Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of any shares of any other class of stock ranking on a parity with the Series E Convertible Preferred Stock ("Parity Stock") and before any dividend or other distribution shall be


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paid  or  declared  and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

          (c) Dividends on all shares of the Series E Convertible Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof. A dividend period shall be deemed to commence on the day following a quarterly dividend payment date herein specified and to end on the next succeeding quarterly dividend payment date herein specified.

          C.     Liquidation  Rights.
                 -------------------

     Upon the sale of substantially all of the stock or assets of the Corporation in a non-public transaction or dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series E Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any distribution or payment is made upon the Common Stock or any other series of Preferred Stock, an amount in cash equal to $.30 per share, plus any accrued but unpaid dividends (or, if there be an insufficient amount to pay all Series E Convertible Preferred Stockholders, then ratably among such holders).

          D.     Voting  Rights.
                 --------------

     The holders of shares of Series E Convertible Preferred Stock shall have no voting rights, except as required by law.

          E.     Conversion  of  Series  E  Convertible  Preferred  Stock
                 --------------------------------------------------------

          (a)    HOLDER'S  RIGHT  TO  CONVERT.

                    (i) Conversion. The record Holder of the Series E Convertible Preferred Stock shall be entitled, after two years from the initial issuance of the Series E Convertible Preferred Stock and from time to time thereafter, at the office of the Company or any transfer agent for the Series E Convertible Preferred Stock, to convert all or portions of the Series E
Convertible Preferred Stock held by such Holder, on a one for one basis into shares of the Common Stock, together with payment by the holder of $0.45 per converted share.

                    (ii) Mechanics of Conversion. In order to convert Series E Convertible Preferred Stock into full shares of Common Stock, the Holder shall
(i) transmit a facsimile copy of the fully executed notice of conversion in the form attached hereto ("Notice of Conversion") to the Company, which notice shall specify the number of shares of Series E Convertible Preferred Stock to be converted, prior to midnight, New York City time (the "Conversion Notice Deadline"), on the date of conversion specified on the Notice of Conversion, and
(ii) promptly surrender the original certificate or certificates therefore, duly endorsed, and deliver the original Notice of Conversion by either overnight courier or 2-day courier, to the office of the Company


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or  of any transfer agent for the Series E Convertible Preferred Stock, together with payment by certified or bank check for $0.45 per converted share; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such Series E Convertible Preferred Stock are delivered to the Company or its transfer agent as provided above or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of the certificate or certificates ("Stock Certificates") representing shares of Series E Convertible Preferred Stock and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Stock Certificate(s), if mutilated, the Company shall execute and deliver new Stock Certificate(s) of like tenor and date. No fractional shares of Common Stock shall be issued upon conversion of the Series E Convertible Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay cash to such Holder in an amount equal to such fraction multiplied by the value of the Common Stock as determined in good faith by the Company's Board of Directors. In the case of a dispute as to the calculation of the Conversion Price, the Company's calculation shall be deemed conclusive absent manifest error.

     The Company shall issue and deliver at the address of the Holder on the books of the Company (i) a certificate or certificates for the number of shares of Common Stock equal to the Conversion Number for the shares of Series E Convertible Preferred Stock being so converted and (ii) a certificate representing the balance of the shares of Series E Convertible Preferred Stock not so converted, if any. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided that the copy of the Notice of Conversion is faxed to the Company before midnight, New York City time, on the Date of Conversion. Upon a conversion of shares of Series E Convertible Preferred Stock, the Holder shall promptly deliver original Stock Certificates representing the shares of Series E Convertible Preferred Stock to be converted to the transfer agent or the Company. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (b) Adjustment to Conversion: (i) If, prior to the conversion of all Series E Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Holders of Series E Convertible Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Series E Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore


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purchasable and receivable upon the conversion of Series E Convertible Preferred
Stock held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series E Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the number of shares issuable upon conversion of the Series E Convertible Preferred Stock otherwise set forth in this Section E.) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described herein unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holders of the Series E Convertible Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the Holders of the Series E Convertible Preferred Stock may be entitled to purchase.

     (ii) If, any adjustment under this section would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded, and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.


IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series E Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary this 25th day of June, 2002, who, by signing their names hereto, acknowledge that this Certificate of Designation is the act of the Company and state to the best of their knowledge, information and belief, under the penalties of perjury, that the above matters and facts are true in all material respects.


                                        YP.NET, INC.


                                        /s/ ANGELO TULLO
                                        ----------------
                                        Angelo Tullo,
                                        President


                                        /s/ DEVAL JOHNSON
                                        -----------------
                                        DeVal Johnson,
                                        Secretary


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